UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2026

Cabot Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5667	04-2271897
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Seaport Lane, Suite 1400, Boston, MA	02210-2019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 345-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value per share	CBT	New York Stock Exchange

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2026, Cabot Corporation (the “Company”) entered into a $1.3 billion unsecured revolving credit agreement (the “Credit Agreement”) with a syndicate of lenders arranged by JPMorgan Chase Bank, N.A. and JPMorgan SE, as Administrative Agents, JPMorgan Chase Bank, N.A., Citibank, N.A., U.S. Bank, National Association and PNC Capital Markets LLC, as Joint Lead Bookrunners and Joint Lead Arrangers, Bank of America, N.A., ING Bank N.V. Dublin Branch and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Joint Lead Arrangers and Co-Documentation Agents, and Citibank, N.A., as Syndication Agent.

Borrowings under the Credit Agreement may be made in multiple currencies and will be used for general corporate purposes. The facility matures on May 12, 2031. At the Company’s election, loans will bear interest at the Term Benchmark or RFR Spread, as applicable, rate plus an applicable margin of between 0.68% and 1.20%, depending on the Company’s credit ratings. The Credit Agreement requires the Company to comply on a quarterly basis with a leverage test requiring net debt (with the ability to offset such debt by the lesser of (i) unrestricted cash and cash equivalents and (ii) $200 million) not to exceed consolidated EBITDA for the four quarters then ending by more than 3.75 to 1.00. Following the consummation of any material acquisition, the maximum leverage ratio shall be increased to 4.25 to 1.00, as of the end of the fiscal quarter in which such material acquisition occurs and the three fiscal quarters immediately thereafter. Consistent with the Company’s former $1 billion revolving credit agreement, the Credit Agreement also includes customary negative covenants, representations and warranties, affirmative covenants and events of default.

This description is a summary and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with entering into the Credit Agreement, on May 12, 2026, the Company terminated (i) its $1 billion revolving credit agreement with JPMorgan Chase Bank, N.A. and the other lenders party thereto, which, by its terms, was scheduled to mature on August 6, 2027, and (ii) its €300 million revolving credit agreement with PNC Bank, National Association, and the other lenders party thereto, which, by its terms, was also scheduled to mature on August 6, 2027.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Credit Agreement, dated May 12, 2026, by and among Cabot Corporation, JPMorgan Chase Bank, N.A., J.P. Morgan SE, Citibank, N.A., PNC Bank, National Association, Bank of America, N.A., U.S. Bank, National Association, ING Bank N.V. Dublin Branch, Banco Bilbao Vizcaya Argentaria, S.A., and the other lenders party thereto.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION

By:	/s/ Lisa M. Dumont
Name:	Lisa M. Dumont
Title:	Vice President, Controller and Chief Accounting Officer

Date: May 14, 2026